Exhibit 10.17

Employment Agreement

This Employment Agreement (this “Agreement”) is entered into on October 7, 2019, effective as of October 21, 2019 (the “Effective Date”), by and between Cyxtera Cybersecurity, Inc., a Delaware corporation (together with any successor thereto, the “Company”), and Michael Aiello (the “Executive”) (collectively referred to herein as the “Parties”).

RECITALS

A.	The Company is planning a spin-off of the Company from its current parent, Cyxtera Technologies, Inc. (the “Spin-Off”).

B.	It is the desire of the Company to assure itself of the services of Executive through the consummation of the Spin-Off and thereafter by entering into this Agreement.

C.	Executive and the Company mutually desire that Executive provide services to the Company on the terms herein provided.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing and of the respective covenants and agreements set forth below, the Parties hereto agree as follows:

1. Employment.

(a) General. Effective as of the Effective Date, the Company shall employ Executive and Executive shall remain in the employ of the Company for the period and in the position set forth in this Section 1.

(b) Employment Term. The term of employment under this Agreement (the “Term”) shall be for the period beginning on the Effective Date and ending on the third anniversary of the Effective Date, subject to earlier termination as provided in Section 3. The Term shall automatically renew for additional twelve (12) month periods unless, no later than sixty (60) days prior to the end of the applicable Term, either Party gives written notice of non-renewal (“Notice of Non-Renewal”) to the other, in which case Executive’s employment will terminate at the end of the then-applicable Term, subject to earlier termination as provided in Section 3. For the avoidance of doubt, in the event the Company provides a Notice of Non-Renewal and terminates the Executive’s employment upon or following the expiration of the Term, the Executive will not be entitled to receive the payments and benefits set forth in Section 4(b) of this Agreement; however, the provisions of Section 6, 7, 8, 9 and 11 shall survive the expiration or non-renewal of the Term. The provisions of Section 5 shall also survive the expiration or non-renewal of the Term, unless such expiration or non-renewal results from the delivery of a Notice of Non-Renewal by the Company to Executive (a “Company Non-Renewal”).

(c) Principal Location of Employment. Executive’s employment location will be at the Company’s corporate headquarters, currently located at 2333 Ponce De Leon Blvd., Coral Gables, Florida 33134, or at such other location where such offices may be relocated from time to time. Executive may work remotely so long as such arrangement does not materially interfere with Executive’s performance of Executive’s duties and responsibilities hereunder.

(d) Position and Duties. Executive shall serve as Chief Executive Officer of the Company with such responsibilities, duties and authority normally associated with such positions and as may from time to time be assigned to Executive by the board of directors of the Company (the “Board”). Executive shall devote substantially all of Executive’s working time and efforts to the business and affairs of the Company and its direct and indirect subsidiaries and controlled affiliates and shall not engage in outside business activities (including serving on outside boards or committees) without the consent of the Board; provided that Executive shall be permitted to (i) engage in the outside business activities disclosed on Exhibit B hereto, (ii) manage Executive’s personal, financial and legal affairs, (iii) participate in trade associations, and (iv) serve on the board of directors of not-for-profit or tax-exempt charitable organizations, in each case, subject to compliance with this Agreement and provided that such activities do not materially interfere with Executive’s performance of Executive’s duties and responsibilities hereunder. Executive agrees to observe and comply with the rules and policies of the Company as adopted by the Board from time to time, in each case as amended from time to time, as set forth in writing and delivered to Executive (each, a “Policy”).

2. Compensation and Related Matters.

(a) Annual Base Salary. During the Term, Executive shall receive a base salary at a rate of $300,000 per annum, which shall be paid in accordance with the customary payroll practices of the Company and shall be pro-rated for partial years of employment. Such annual base salary shall be reviewed (and may be increased but not decreased) from time to time, but not less than annually, by the Board (such annual base salary, as it may be adjusted from time to time, the “Annual Base Salary”).

(b) Bonus. During the Term and beginning with calendar year 2019 (on a pro-rated basis for the number of days in such year actually worked by Executive), Executive will be eligible to participate in an annual incentive program established by the Board. Executive’s annual incentive compensation under such incentive program (the “Annual Bonus”) shall be targeted at 60% of his Annual Base Salary (the “Target Bonus”), with the expectation that the bonus will scale upward and downward based on actual performance, with respect to performance goals established at the start of each period by the Board in consultation with Executive, as determined by the Board in good faith. The payment of any Annual Bonus pursuant to the incentive program shall be subject to Executive’s continued employment with the Company through the date of payment, except as otherwise provided in Section 4. For the avoidance of doubt, in the event the Executive’s employment terminates after the end of a calendar year for any reason other than by the Company for Cause, by the Executive without Good Reason or due to non-renewal of the Agreement by the Executive, then Executive will remain entitled to receive any earned Annual Bonus for the prior completed year. Each earned Annual Bonus will be payable in the year following the year for which it is earned as soon as practicable after the end of the year for which it is earned (and, in all events, prior to the later of (i) date that is two and a half months after the end of the year for which it is earned or (ii) 30 days after the completion of the audited financial statements for such year but not later than 120 days after the end of the year).

(c) Benefits. During the Term, Executive shall be eligible to participate in employee benefit plans, programs and arrangements of the Company (including medical, dental and 401(k) plans) available to similarly situated executives, consistent with the terms thereof and as such plans, programs and arrangements may be amended from time to time. In no event shall Executive be eligible to participate in any severance plan or program of the Company, except as set forth in Section 3(c) and Section 4 of this Agreement.

(d) Vacation. During the Term, Executive shall be entitled to paid personal leave in accordance with the Company’s Policies, provided, however, that Executive shall be entitled to no less than 4 weeks paid personal leave per calendar year. Any vacation shall be taken at the reasonable and mutual convenience of the Company and Executive.

(e) Business Expenses. During the Term, the Company shall reimburse Executive for all reasonable travel and other business expenses incurred by Executive in the performance of Executive’s duties to the Company in accordance with the Company’s expense reimbursement Policy.

(f) Key Person Insurance. At any time during the Term, the Company shall have the right to insure the life of Executive for the Company’s sole benefit. The Company shall have the right to determine the amount of insurance and the type of policy. Executive shall reasonably cooperate with the Company in obtaining such insurance by submitting to physical examinations, by supplying all information reasonably required by any insurance carrier, and by executing all necessary documents reasonably required by any insurance carrier; provided that any information provided to an insurance company or broker shall not be provided to the Company without the prior written authorization of Executive. Executive shall incur no financial obligation by executing any required document, and shall have no interest in any such policy.

(g) Long-Term Incentive Compensation.

(i) As promptly as practicable following the consummation of a Qualified Financing (as defined below), the Company will grant to Executive an award of options to purchase up to 3.5% of the Company’s then outstanding fully diluted common stock at an exercise price per share equal to the fair market value of the Company’s common stock as of the date of grant (based on an independent appraisal of the fair market value of the Company’s common stock pursuant to Section 409A of the Internal Revenue Code of 1986, as amended, giving effect to the Qualified Financing); provided that, if it deems appropriate in its discretion, in lieu of stock options the Board may elect to issue to Executive other equity incentive interests intended to provide Executive a substantially similar economic opportunity (such options (or other equity interests), the “Award”). The Award will be subject in all respects to the terms and conditions to be set forth in a stock option plan (or other equity incentive plan), if any, approved by the Board in its discretion (as approved by the Board and as subsequently amended from time to time in accordance with its terms, the “Plan”) and an award agreement (the “Award Agreement”) governing the award, provided, however that to the extent the provisions of Section 2(g)(ii) below conflict with any provision in the Plan or the Award Agreement, the provisions of Section 2(g)(ii) below will control.

(ii) The Award will be subject to a vesting schedule as follows: no portion of the Award will vest prior to the consummation of the Qualified Financing; thereafter, 25% of the Award will vest on the first anniversary of the Effective Date, and the remainder will vest in ratable monthly installments for the 36 months thereafter. For the avoidance of doubt, if the consummation of the Qualified Financing occurs on or after the fourth anniversary of the Effective Date, then 100% of the Award shall be immediately vested upon the grant date. Any unvested portion of the Award will immediately vest in full if there is a “Change in Control” (to be defined in the Plan if the Award is issued pursuant to a Plan that contains such a definition, otherwise, “Change in Control” shall be defined as set forth in Section 10(b)). In the event the Executive’s employment is terminated on or prior to the second anniversary of the Effective Date (A) pursuant to Sections 3(a)(iv) (Termination without Cause), or 3(a)(v) (Resignation from the Company for Good Reason), or (B) as a result of a Company Non-Renewal (any of the foregoing circumstances, a “Qualifying Termination”), then 50% of the then-unvested portion of the Award shall vest as a result of such termination and the remainder of the then-unvested portion of the Award shall be forfeited. As used herein, the term “Qualified Financing” means the first bona-fide equity financing of the Company following the Spin-Off that provides gross proceeds to the Company from external investors of at least $10.0 million.

(iii) If a Change in Control or other corporate transaction occurs that results in the cancellation or disposition of the Award (a “Disposition Transaction”) and either (a) such Disposition Transaction occurs while the Executive remains employed with the Company, or (b) Executive incurs a Qualifying Termination and the Disposition Transaction occurs no later than March 15 of the calendar year following the calendar year in which the Qualifying Termination occurs, then the Company will pay Executive a special one-time bonus (the “Make-Whole Bonus”) not later than 10 days after the Disposition Transaction in an amount equal to $6,000,000 minus the amount of the Award Disposition Proceeds. For the avoidance of doubt, if the amount of the Award Disposition Proceeds is at least $6,000,000, Executive will not receive any Make-Whole Bonus. For purposes of this Agreement, “Award Disposition Proceeds” means the sum of (x) all proceeds or other value received by Executive in connection with the cancellation or disposition of the Award (or any shares or equity securities previously received in respect of any portion of the Award) in the Disposition Transaction, plus (y) all proceeds, payments, dividends, distributions or other amounts received by Executive in respect of the Award or any portion thereof (or any shares or equity securities previously received in respect of any portion of the Award) prior to the date of the Disposition Transaction, in each case as determined by the Board. The Company presently intends that the Make-Whole Bonus, if any, will be paid immediately prior to the consummation of the Disposition Transaction in the form of shares of common stock in the Company (which shares shall be fully vested upon issuance and will not be subject to any risk of forfeiture), provided that the Company may, in its sole discretion, choose to pay any Make-Whole Bonus in cash. Any cash payment will be made not later than 10 days following the date of the Disposition Transaction. This Section 2(g)(iii) shall terminate and be of no further force or effect upon the consummation of an initial public offering of the equity securities of the Company or its successor if the value of the Award (based on the equity value of the Company as determined based on the initial public offering price) is at least $6,000,000. In the event that a transaction occurs in which (A) the Company’s stockholders do not receive cash in exchange for substantially all of their shares (and, for the elimination of doubt, the majority of the transaction consideration consists of cash) and (B) the Executive receives a new substantially comparable equity award, the transaction will not be considered a Disposition Transaction. For the avoidance of doubt, the Make-Whole Bonus will be payable upon any Disposition Transaction in which the Executive’s Award is terminated and which occurs (X) while the Executive remains employed with the Company, or (Y) no later than March 15 of the calendar year following the calendar year in which the Executive incurred a Qualifying Termination, unless (in either case) the Executive is provided with a new comparable award that has a substantially comparable financial opportunity as the current Award.

3. Termination.

Executive’s employment hereunder may be terminated by the Company or Executive, as applicable, without any breach of this Agreement under the following circumstances:

(a) Circumstances.

(i) Death. Executive’s employment hereunder shall terminate upon Executive’s death.

(ii) Disability. If Executive has incurred a Disability, as defined below, the Company may terminate Executive’s employment.

(iii) Termination for Cause. The Company may terminate Executive’s employment for Cause, as defined below.

(iv) Termination without Cause. The Company may terminate Executive’s employment without Cause.

(v) Resignation from the Company for Good Reason. Executive may resign Executive’s employment with the Company for Good Reason, as defined below.

(vi) Resignation from the Company Without Good Reason. Executive may resign Executive’s employment with the Company for any reason other than Good Reason or for no reason, which shall include a termination of Executive as a result of Executive not renewing the Term pursuant to Section 1.

(b) Notice of Termination. Any termination of Executive’s employment by the Company or by Executive under this Section 3 (other than termination pursuant to paragraph (a)(i)) shall be communicated by a written notice to the other Party hereto (i) indicating the specific termination provision in this Agreement relied upon, (ii) setting forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Executive’s employment under the provision so indicated, if applicable, and (iii) specifying a Date of Termination which, if submitted by Executive as a Resignation from the Company without Good Reason pursuant to Section 3(a)(vi) (other than the expiration of Executive’s employment as a result of a non-renewal), shall be at least forty-five (45) days following the date of such notice (a “Notice of Termination”); provided, however, that in the event that Executive delivers such a Notice of Termination to the Company, the Company may, in its sole discretion, change the Date of Termination to any date that occurs following the date of Company’s receipt of such Notice of Termination and is prior to the date specified in such Notice of Termination (it being understood that the Company will provide pay in lieu of notice in an amount equal to the compensation that would be due to Executive for the period from the changed Date of Termination through the originally specified Date of Termination (not to exceed forty-five (45) days)). The failure by the Company or Executive to set forth in the Notice of Termination any fact or circumstance which contributes to a showing of Cause or Good Reason shall not waive any right of such Party hereunder or preclude such Party from asserting such fact or circumstance in enforcing such Party’s rights hereunder.

(c) Company Obligations upon Termination. Upon termination of Executive’s employment pursuant to any of the circumstances listed in Section 3(a), Executive (or Executive’s estate) shall be entitled to receive the sum of: (i) the portion of Executive’s Annual Base Salary earned through the Date of Termination, but not yet paid to Executive, (ii) payment of Annual Base Salary for any vacation time that has been accrued but unused in accordance with Company’s Policies, (iii) any reimbursements owed to Executive pursuant to Section 2(e); (iv) any accrued bonus amounts with respect to the year prior to the year in which the Date of Termination occurs, to the extent then unpaid, provided, however, that Executive will not be entitled to receive the amount in this subclause (iv) upon termination of Executive’s employment pursuant to the circumstances listed in Section 3(a)(iii) or Section 3(a)(vi), and (v) any amount accrued and arising from Executive’s participation in, or benefits accrued under any employee benefit plans, programs or arrangements (including with respect to equity-based awards), which amounts shall be payable in accordance with the terms and conditions of such employee benefit plans, programs or arrangements (collectively, the “Company Arrangements”). Except as otherwise expressly required by law (e.g., COBRA (as defined below)) or as specifically provided herein, all of Executive’s rights to salary, severance, benefits, bonuses and other compensatory amounts hereunder (if any) shall cease upon the termination of Executive’s employment hereunder.

(d) Deemed Resignation. Upon termination of Executive’s employment for any reason, Executive shall be deemed to have resigned from all offices and directorships, if any, then held with the Company or any of its affiliates.

4. Severance Payments.

(a) Termination for Cause, or Resignation from the Company Without Good Reason. If Executive’s employment shall terminate pursuant to Section 3(a)(iii) for Cause or pursuant to Section 3(a)(vi) for Executive’s resignation from the Company without Good Reason, then Executive shall not be entitled to any severance payments or benefits, except as provided in Section 3(c). Upon such termination, any unvested portion of the Award shall immediately be forfeited.

(b) Termination without Cause or Resignation from the Company for Good Reason. If Executive’s employment terminates without Cause pursuant to Section 3(a)(iv), or pursuant to Section 3(a)(v) due to Executive’s resignation for Good Reason, then, subject to Executive signing on or before the 21st day following Executive’s Separation from Service (as defined below), and not revoking, a release of claims substantially in the form attached as Exhibit A to this Agreement (the “Release”), and Executive’s continued compliance with Section 6, Executive shall receive, in addition to payments and benefits set forth in Section 3(c) and any rights with respect to the Award as provided in Section 2(g), the following:

(i) an amount in cash equal to one (1) times the sum of (A) the Annual Base Salary and (B) the Target Bonus payable in the form of salary continuation in regular installments over the 12-month period following the date of Executive’s Separation from Service (the “Severance Period”) in accordance with the Company’s normal payroll practices, commencing on the first payroll period occurring on or after the 28th day following Executive’s Separation from Service; if Executive elects to receive continued medical, dental or vision coverage under one or more of the Company’s group healthcare plans pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), the Company shall directly pay, or reimburse Executive for, the COBRA premiums for Executive and Executive’s covered dependents under such plans during the period commencing on Executive’s Separation from Service and ending upon the earliest of (X) the last day of the Severance Period, (Y) the date that Executive and/or Executive’s covered dependents become no longer eligible for COBRA or (Z) the date Executive becomes eligible to receive healthcare coverage from a subsequent employer (and Executive agrees to promptly notify the Company of such eligibility). Notwithstanding the foregoing, if the Company determines in its sole discretion that it cannot provide the foregoing benefit without potentially violating applicable law (including, without limitation, Section 2716 of the Public Health Service Act) or incurring an excise tax, the Company shall in lieu thereof provide to Executive a taxable monthly payment in an amount equal to the monthly COBRA premium that Executive would be required to pay to continue Executive’s and Executive’s covered dependents’ group health coverage in effect on the Date of Termination (which amount shall be based on the premium for the first month of COBRA coverage), less the amount Executive would have had to pay to receive group health coverage for Executive and his or her covered dependents based on the cost sharing levels in effect on the Date of Termination, which payments shall be made regardless of whether Executive elects COBRA continuation coverage and shall commence in the month following the month in which the Date of Termination occurs and shall end on the earlier of (X) the last day of the Severance Period, (Y) the date that Executive and/or Executive’s covered dependents become no longer eligible for COBRA or (Z) the date Executive becomes eligible to receive healthcare coverage from a subsequent employer (and Executive agrees to promptly notify the Company of such eligibility); and

(ii) to the extent unpaid as of the Date of Termination, an amount of cash equal to any Annual Bonus earned by Executive for the Company’s fiscal year in which the Date of Termination occurs, as determined by the Board in its discretion based upon actual performance achieved, which Annual Bonus, if any, shall be prorated based on the days of the fiscal year prior to and including the Date of Termination, and paid to Executive when bonuses for such fiscal year are paid in the ordinary course to actively employed senior executives of the Company (but in no event later than the date that is two and half months into the following fiscal year).

(c) Termination Upon Death or Disability. If Executive’s employment shall terminate as a result of Executive’s death pursuant to Section 3(a)(i) or Disability pursuant to Section 3(a)(ii), then Executive, or Executive’s estate, as applicable, shall receive the payments and benefits set forth in Section 3(c) and Section 4(b)(ii).

(d) Survival. Notwithstanding anything to the contrary in this Agreement, the provisions of Sections 5 through 9 and Section 11 will survive the termination of Executive’s employment and the termination of the Term.

5. Competition. Executive acknowledges that Executive has been provided with Confidential Information (as defined below) and, during the Term, the Company from time to time will provide Executive with access to Confidential Information. Ancillary to the rights provided to Executive as set forth in this Agreement and the Company’s provision of Confidential Information, and Executive’s agreements regarding the use of same, in order to protect the value of any Confidential Information, the Company and Executive agree to the following provisions against unfair competition, which Executive acknowledges represent a fair balance of the Company’s rights to protect its business and Executive’s right to pursue employment:

(a) Unless acting on behalf of the Company in good faith, Executive shall not, at any time during the Restriction Period (as defined below), directly or indirectly engage in, have any equity interest in, or manage, provide services to or operate any person, firm, corporation, partnership or business (whether as director, officer, employee, agent, representative, partner, security holder, consultant or otherwise) that engages in any business which competes with the Business (as defined below) in any geographic region in which the Company is engaged. Nothing herein shall prohibit Executive from being a passive owner of not more than 5% of the outstanding equity interest in any entity that is publicly traded, so long as Executive has no active participation in the business of such entity.

(b) Unless acting on behalf of the Company in good faith, Executive shall not, at any time during the Restriction Period, directly or indirectly, (i) solicit, divert or take away any customers, clients, or business acquisition or other business opportunity of the Company in competition with Company, (ii) contact or solicit, with respect to hiring, or hire any employee of the Company or any person employed by the Company at any time during the 12-month period immediately preceding the Date of Termination, (iii) induce or otherwise counsel, advise or encourage any employee of the Company to leave the employment of the Company, or (iv) induce any distributor, representative or agent of the Company to terminate or modify its relationship with the Company.

(c) In the event the terms of this Section 5 shall be determined by any court of competent jurisdiction to be unenforceable by reason of its extending for too great a period of time or over too great a geographical area or by reason of its being too extensive in any other respect, it will be interpreted to extend only over the maximum period of time for which it may be enforceable, over the maximum geographical area as to which it may be enforceable, or to the maximum extent in all other respects as to which it may be enforceable, all as determined by such court in such action.

(d) As used in this Section 5, (i) the term “Company” shall include each of the Company and Immunity, Inc. and their respective direct and indirect subsidiaries and controlled affiliates; (ii) the term “Business” shall mean the business of the Company as such business exists as of the Effective Date and as such business may be expanded or altered by the Company during the Term; and (iii) the term “Restriction Period” shall mean the period beginning on the Effective Date and ending 12 months after the Date of Termination; provided, however, that (A) if Executive’s employment terminates as a result of a Company Non-Renewal or (B) if the Spin-Off is not consummated within six (6) months after the Effective Date and the Executive resigns or elects not to renew this Agreement within the six (6) month period immediately thereafter, then the Restriction Period shall end on the Date of Termination.

(e) Executive represents that Executive’s employment by the Company does not and will not breach any agreement with any former employer, including any non-compete agreement or any agreement to keep in confidence or refrain from using information acquired by Executive prior to Executive’s employment by the Company. During Executive’s employment by the Company, Executive agrees that Executive will not violate any non-solicitation agreements that Executive entered into with any former employer or improperly make use of, or disclose, any information or trade secrets of any former employer or other third party, nor will Executive bring onto the premises of the Company or its affiliates or use any unpublished documents or any property belonging to any former employer or other third party, in violation of any lawful agreements with that former employer or third party.

(f) Each Party (which, in the case of the Company, shall mean its officers and the members of the Board) agrees, during the Term and following the Date of Termination, to refrain from Disparaging (as defined below) the other Party and its affiliates, including, in the case of the Company, any of its services, technologies or practices, or any of its directors, officers, agents, representatives or stockholders, either orally or in writing. Nothing in this paragraph shall preclude any Party from making truthful statements that are reasonably necessary to comply with applicable law, regulation or legal process, or to defend or enforce a Party’s rights under this Agreement. For purposes of this Agreement, “Disparaging” means making remarks, comments or statements, whether written or oral, that impugn the character, integrity, reputation or abilities of the Person being disparaged.

6. Nondisclosure of Proprietary Information.

(a) Except in connection with the faithful performance of Executive’s duties hereunder or pursuant to Section 6(c) and (e), Executive shall maintain in confidence and shall not directly, indirectly or otherwise, use, disseminate, disclose or publish, or use for Executive’s benefit or the benefit of any person, firm, corporation or other entity (other than the Company) any confidential or proprietary information or trade secrets of or relating to the Company (including, without limitation, business plans, business strategies and methods, acquisition targets, intellectual property in the form of patents, trademarks and copyrights and applications therefor, inventions, works, discoveries, improvements, information, documents, formulae, practices, processes, methods, developments, source code, modifications, technology, techniques, data, programs, other know-how or materials, owned, developed or possessed by the Company, whether in tangible or intangible form, information with respect to the Company’s operations, processes, products, inventions, business practices, finances, principals, vendors, suppliers, customers, potential customers, marketing methods, costs, prices, contractual relationships, regulatory status, prospects and compensation paid to employees or other terms of employment) (collectively, the “Confidential Information”), or deliver to any person, firm, corporation or other entity any document, record, notebook, computer program or similar repository of or containing any such Confidential Information. The Parties hereby stipulate and agree that, as between them, any item of Confidential Information is important, material and confidential and affects the successful conduct of the businesses of the Company (and any successor or assignee of the Company). Notwithstanding the foregoing, Confidential Information shall not include any information that (i) has been published in a form generally available to the public or is publicly available or has become public knowledge prior to the date Executive proposes to disclose or use such information, provided, that such publishing or public availability or knowledge of the Confidential Information shall not have resulted from Executive directly or indirectly breaching Executive’s obligations under this Section 6(a); or (ii) was in Executive’s possession on a non-confidential basis prior to the date hereof or comes into Executive’s possession on a non-confidential basis after the Termination Date. For the purposes of clause (i) of the previous sentence, Confidential Information will not be deemed to have been published or otherwise disclosed merely because individual portions of the information have been separately published, but only if material features comprising such information have been published or become publicly available.

(b) Upon termination of Executive’s employment with the Company for any reason, Executive will promptly deliver to the Company all correspondence, drawings, manuals, letters, notes, notebooks, reports, programs, plans, proposals, financial documents, or any other documents or property concerning the Company’s customers, business plans, marketing strategies, products, property or processes.

(c) Executive may respond to a lawful and valid subpoena or other legal process but shall give the Company the earliest possible notice thereof, shall, as much in advance of the return date as possible, make available to the Company and its counsel the documents and other information sought and shall assist such counsel at Company’s expense in resisting or otherwise responding to such process, in each case to the extent permitted by applicable laws or rules.

(d) As used in this Section 6 and Section 7, the term “Company” shall include each of the Company and Immunity, Inc. and their respective direct and indirect subsidiaries and controlled affiliates.

(e) Nothing in this Agreement shall prohibit Executive from (i) disclosing information and documents when required by law, subpoena or court order (subject to the requirements of Section 6(c) above), (ii) disclosing information and documents to Executive’s attorney, financial or tax adviser for the purpose of securing legal, financial or tax advice, (iii) disclosing Executive’s post-employment restrictions in this Agreement in confidence to any potential new employer, or (iv) retaining, at any time, Executive’s personal correspondence, Executive’s personal contacts and documents related to Executive’s own personal benefits, entitlements and obligations.

7. Inventions.

All rights to discoveries, inventions, improvements and innovations (including all data and records pertaining thereto) related to the business of the Company, whether or not patentable, copyrightable, registrable as a trademark, or reduced to writing, that Executive may discover, invent or originate during the Term, either during the course of performing work for the Companies or their clients or which are related in any manner to the business (commercial or experimental) of the Company or its clients, either alone or with others and whether or not during working hours or by the use of the facilities of the Company (“Inventions”), shall be the exclusive property of the Company. Executive shall promptly disclose all Inventions to the Company, shall execute at the request of the Company any assignments or other documents the Company may deem reasonably necessary to protect or perfect its rights therein, and shall assist the Company, upon reasonable request and at the Company’s expense, in obtaining, defending and enforcing the Company’s rights therein. Executive hereby appoints the Company as Executive’s attorney-in-fact to execute on Executive’s behalf any assignments or other documents reasonably deemed necessary by the Company to protect or perfect its rights to any Inventions.

8. Injunctive Relief.

It is recognized and acknowledged by Executive that a breach of the covenants contained in Sections 5, 6 and 7 will cause irreparable damage to Company and its goodwill, the exact amount of which will be difficult or impossible to ascertain, and that the remedies at law for any such breach will be inadequate. Accordingly, Executive agrees that in the event of a breach of any of the covenants contained in Sections 5, 6 and 7, in addition to any other remedy which may be available at law or in equity, the Company will be entitled to specific performance and injunctive relief without the requirement to post bond.

9. Assignment and Successors.

The Company may assign its rights and obligations under this Agreement to any of its controlled affiliates or to any corporation or other entity with or into which the Company may hereafter merge or consolidate or to which the Company may transfer all or substantially all of its assets, and in any such case said corporation or other entity shall by operation of law or expressly in writing assume all obligations of the Company hereunder as fully as if it had been originally made a party hereto, but no assignment will release the Company from this Agreement or any of its obligations hereunder. The Company may not otherwise assign this Agreement or its rights and obligations hereunder. This Agreement shall be binding upon and inure to the benefit of the Company, Executive and their respective successors, assigns, personnel and legal representatives, executors, administrators, heirs, distributees, devisees, and legatees, as applicable. None of Executive’s rights or obligations may be assigned or transferred by Executive, other than Executive’s rights to payments hereunder, which may be transferred only by will or operation of law. Notwithstanding the foregoing, Executive shall be entitled, to the extent permitted under applicable law and applicable Company Arrangements, to select and change a beneficiary or beneficiaries to receive compensation hereunder following Executive’s death by giving written notice thereof to the Company.

10. Certain Definitions.

(a) Cause. The Company shall have “Cause” to terminate Executive’s employment hereunder if the Company terminates Executive’s employment within ninety days after the date a majority of the Board has become aware of any of the following events:

(i) Executive’s intentional and continued failure to substantially perform Executive’s material duties with the Company (other than any such failure resulting from Executive’s Disability), which Executive fails to cure within thirty (30) days after receipt of notice of such failure if such failure is capable of being cured;

(ii) Executive’s intentional breach (solely in Executive’s capacity as an executive of the Company) of a material provision of this Agreement resulting in material economic harm to the Company, which Executive fails to cure within thirty (30) days after receipt of notice of such breach if such breach is capable of being cured;

(iii) Executive’s conviction, plea of no contest or plea of nolo contendere for any felony involving dishonesty or a breach of trust; or

(iv) Executive’s habitual, unlawful use of illegal drugs on the Company’s (or any of its affiliates’) premises or while performing Executive’s duties and responsibilities under this Agreement.

(b) Change in Control. “Change in Control” shall have the meaning set forth in the Plan. In the event the Plan does not contain a definition of “Change in Control”, then “Change in Control” shall mean the occurrence of any of the following after the Effective Date:

(i) one person (or more than one person acting as a group), other than any direct or indirect equityholder of the Company as of the Effective Date (or any affiliate thereof or any entity that is, directly or indirectly, majority owned by any such equityholders), acquires ownership of stock of the Company that, together with the stock held by such person or group, constitutes more than 50% of the total voting power of the stock of the Company;

(iii) a majority of the members of the Board are replaced during any twelve-month period by directors whose appointment or election is not endorsed by a majority of the Board before the date of appointment or election; or

(iv) the sale of all or substantially all of the Company’s assets, other than to any direct or indirect equityholder of the Company as of the Effective Date (or any affiliate thereof or any entity that is, directly or indirectly, majority owned by any such equityholders).

(c) Date of Termination. “Date of Termination” shall mean (i) if Executive’s employment is terminated by Executive’s death, the date of Executive’s death; (ii) if Executive’s employment is terminated pursuant to Section 3(a)(ii)–(vi) either the date indicated in the Notice of Termination or the date specified by the Company pursuant to Section 3(b), whichever is earlier, or (iii) if Executive’s employment expires as a result of a non-renewal as contemplated in Section 1(b) (Employment Term), the date of such expiration.

(d) Disability. “Disability” shall mean, at any time the Company or any of its affiliates sponsors a long-term disability plan for the Company’s employees, “disability” as defined in such long-term disability plan for the purpose of determining a participant’s eligibility for benefits, provided, however, if the long-term disability plan contains multiple definitions of disability, “Disability” shall refer to that definition of disability which, if Executive qualified for such disability benefits, would provide coverage for the longest period of time. The determination of whether Executive has a Disability shall be made by the person or persons required to make disability determinations under the long-term disability plan. At any time the Company does not sponsor a long-term disability plan for its employees, Disability shall mean Executive’s inability to substantially perform his or her material duties for the Company as a result of incapacity due to mental or physical illness, which inability continues for at least 120 consecutive calendar days and is determined to be total and permanent by a physician mutually agreed by the executive and the Company. Any refusal by Executive to submit to a medical examination for the purpose of determining Disability shall be deemed to constitute conclusive evidence of Executive’s Disability.

(e) Good Reason. For the sole purpose of determining Executive’s right to severance payments as described above, Executive’s resignation will be for “Good Reason” if Executive resigns within ninety days after any of the following events, unless Executive consents to the applicable event in a writing signed by Executive in advance of such event: (i) a material breach of the Company’s obligations under this Agreement, including any reduction of Executive’s Annual Base Salary, (ii) a material decrease in Executive’s authority or areas of responsibility as are commensurate with Executive’s then-current title or position (including, without limitation, by amendment to the bylaws or certificate of incorporation of the Company), (iii) a reduction in the Target Bonus, (iv) the Company’s failure to obtain an agreement from any successor to the Company to assume and agree to perform this Agreement in the same manner and to the same extent that Company would be required to perform if no succession had taken place, (v) the Company’s and/or Board’s failure to elect the Executive as Chief Executive Officer of the Company, (vi) failure or material delay in the performance of the Company’s obligations pursuant to Section 11(k) (Indemnification; Insurance), or (vii) a material decrease in the Company’s obligation to indemnify the Executive to the greatest extent permitted by law (including, without limitation, by amendment to the bylaws or certificate of incorporation of the Company). Notwithstanding the foregoing, no Good Reason will have occurred unless and until Executive has: (a) provided the Company, within 60 days of Executive’s knowledge of the occurrence of the facts and circumstances underlying the Good Reason event, written-notice stating with specificity the applicable facts and circumstances underlying such finding of Good Reason; and (b) provided the Company with an opportunity to cure the same within 30 days after the receipt of such notice.

(f) Person. “Person” shall mean any individual, firm, corporation, partnership, limited liability company, incorporated or unincorporated association, joint venture, joint stock company, trust, governmental authority or other entity of any kind.

11. Miscellaneous Provisions.

(a) Governing Law. This Agreement shall be governed, construed, interpreted and enforced in accordance with its express terms, and otherwise in accordance with the substantive laws of the State of Florida without giving effect to any choice or conflict of law provision or rule that would cause the application of the laws of any jurisdiction other than those of the State of Florida.

(b) Validity. The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

(c) Notices. Any notice, request, claim, demand, document and other communication hereunder to any Party shall be effective upon receipt (or refusal of receipt) and shall be in writing and delivered personally or sent by facsimile or certified or registered mail, postage prepaid, as follows:

(i)	If to the Company:

Cyxtera Cybersecurity, Inc.

2333 Ponce De Leon Blvd., Suite 900

Coral Gables, FL 33134

Attention: Chief Legal Officer

and copies to:

SIS Holdings, LP

2333 Ponce De Leon Blvd., Suite 900

Coral Gables, FL 33134

Attention: Chief Legal Officer

and

BC Partners, Inc.

650 Madison Avenue

New York, NY 10022

Attention: Justin Bateman

and

Medina Capital Advisors, LLC

BAC Colonnade Office Towers

2333 Ponce De Leon Blvd, Suite 900

Coral Gables, FL, 33134

Attention: Manuel D. Medina

(ii) If to Executive, at the last address that the Company has in its personnel records for Executive, or

(iii) At any other address as any Party shall have specified by notice in writing to the other Party.

(d) Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original, but all of which together will constitute one and the same Agreement. Signatures delivered by facsimile shall be deemed effective for all purposes.

(e) Entire Agreement. The terms of this Agreement are intended by the Parties to be the final expression of their agreement with respect to the subject matter hereof and supersede all prior understandings and agreements, whether written or oral. The Parties further intend that this Agreement shall constitute the complete and exclusive statement of their terms and that no extrinsic evidence whatsoever may be introduced in any judicial, administrative, or other legal proceeding to vary the terms of this Agreement.

(f) Amendments; Waivers. This Agreement may not be modified, amended, or terminated except by an instrument in writing, signed by Executive and a duly authorized officer of Company. By an instrument in writing similarly executed, Executive or a duly authorized officer of the Company may waive compliance by the other Party with any specifically identified provision of this Agreement that such other Party was or is obligated to comply with or perform; provided, however, that such waiver shall not operate as a waiver of, or estoppel with respect to, any other or subsequent failure. No failure to exercise and no delay in exercising any right, remedy, or power hereunder preclude any other or further exercise of any other right, remedy, or power provided herein or by law or in equity.

(g) No Inconsistent Actions. The Parties hereto shall not voluntarily undertake or fail to undertake any action or course of action inconsistent with the provisions or essential intent of this Agreement. Furthermore, it is the intent of the Parties hereto to act in a fair and reasonable manner with respect to the interpretation and application of the provisions of this Agreement.

(h) Construction. This Agreement shall be deemed drafted equally by both the Parties. Its language shall be construed as a whole and according to its fair meaning. Any presumption or principle that the language is to be construed against any Party shall not apply. The headings in this Agreement are only for convenience and are not intended to affect construction or interpretation. Any references to paragraphs, subparagraphs, sections or subsections are to those parts of this Agreement, unless the context clearly indicates to the contrary. Also, unless the context clearly indicates to the contrary, (a) the plural includes the singular and the singular includes the plural; (b) “and” and “or” are each used both conjunctively and disjunctively; (c) “any,” “all,” “each,” or “every” means “any and all,” and “each and every”; (d) “includes” and “including” are each “without limitation”; (e) “herein,” “hereof,” “hereunder” and other similar compounds of the word “here” refer to the entire Agreement and not to any particular paragraph, subparagraph, section or subsection; and (f) all pronouns and any variations thereof shall be deemed to refer to the masculine, feminine, neuter, singular or plural as the identity of the entities or persons referred to may require.

(i) Arbitration. Any controversy, claim or dispute arising out of or relating to this Agreement, shall be settled solely and exclusively by a binding arbitration process under the American Arbitration Association’s Employment Arbitration Rules and Mediation Procedures. Such process shall occur by telephone, video conference or such other means as reasonably allows all participants to speak and hear one another or at such location as the parties may mutually agree. Such arbitration shall be conducted: (a) by one arbitrator who is a retired judge shall be chosen by mutual consent of the Parties or by the Court pursuant to the Florida Arbitration code (b) each Party to the arbitration will pay one-half of the expenses and fees of the arbitrator, together with other expenses of the arbitration incurred or approved by the arbitrator; and (c) arbitration may proceed in the absence of any Party if written notice of the proceedings has been given to such Party. Each Party shall bear its own attorney’s fees and expenses; provided that the arbitrator may assess the prevailing Party’s fees and costs (including the fees and costs incurred by the arbitrator) against the non-prevailing Party as part of the arbitrator’s award. The Parties agree to abide by all decisions and awards rendered in such proceedings. Such decisions and awards rendered by the arbitrator shall be final and conclusive. All such controversies, claims or disputes shall be settled in this manner in lieu of any action at law or equity; provided, however, that nothing in this subsection shall be construed as precluding the bringing an action for injunctive relief or specific performance as provided in this Agreement. This dispute resolution process and any arbitration hereunder shall be confidential and neither any Party nor the neutral arbitrator shall disclose the existence, contents or results of such process without the prior written consent of all Parties, except where necessary or compelled in a Court to enforce this arbitration provision or an award from such arbitration or otherwise in a legal proceeding. Notwithstanding the foregoing, Executive and the Company each have the right to resolve any issue or dispute over intellectual property rights or other matters for which arbitration is prohibited by state or federal law by Court action instead of arbitration.

(j) Enforcement. If any provision of this Agreement is held to be illegal, invalid or unenforceable under present or future laws effective during the Term, such provision shall be fully severable; this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a portion of this Agreement; and the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance from this Agreement. Furthermore, in lieu of such illegal, invalid or unenforceable provision there shall be added automatically as part of this Agreement a provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible and be legal, valid and enforceable.

(k) Indemnification; Insurance. The Company shall defend, indemnify and hold Executive harmless from any and all liabilities, obligations, loss, costs, claims and expenses (, including all costs and expenses (including attorneys’ fees) incurred in defense of or in anticipation of the defense of any action, suit, or proceeding, whether civil, criminal, administrative, or investigative (a “Proceeding”) which arise in connection with or as a result of Executive’s service as an officer of the Company (or any successor entity or any affiliate of the Company, or service at the request of the Company as a director, officer, member, employee, or agent of another entity) to the greatest extent allowed by law. Costs and expenses incurred by the Executive in defense of such Proceeding (including attorneys’ fees) shall be paid by the Company in advance of the final disposition of such litigation upon receipt by the Company of: (i) a written request for payment; (ii) appropriate documentation evidencing the incurrence, amount, and nature of the costs and expenses for which payment is being sought, and (iii) an undertaking to repay such amounts to the Company in the event it is determined that Executive is not entitled to retain such amounts.

During the Term and for a period of at least six years thereafter, the Company shall at all times obtain and maintain and the Executive shall be entitled to directors and officers’ liability insurance coverage that the Company provides generally to its other directors and officers, as may be amended from time to time.

(l) Withholding. The Company shall be entitled to withhold from any amounts payable under this Agreement any federal, state, local or foreign withholding or other taxes or charges which the Company is required to withhold. The Company shall be entitled to rely on an opinion of counsel if any questions as to the amount or requirement of withholding shall arise.

(m) Section 409A.

(i) General. The intent of the Parties is that the payments and benefits under this Agreement comply with or be exempt from Section 409A of the Internal Revenue Code of 1986, as amended, and the regulations and guidance promulgated thereunder (collectively, “Section 409A”) and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted to be in compliance therewith.

(ii) Separation from Service. Notwithstanding anything in this Agreement to the contrary, any compensation or benefits payable under this Agreement that is considered nonqualified deferred compensation under Section 409A and is designated under this Agreement as payable upon Executive’s termination of employment shall be payable only upon Executive’s “separation from service” with the Company within the meaning of Section 409A (a “Separation from Service”) and, except as provided below, any such compensation or benefits described in Section 4 shall not be paid, or, in the case of installments, shall not commence payment, until the thirtieth (30th) day following Executive’s Separation from Service (the “First Payment Date”). Any installment payments that would have been made to Executive during the thirty (30) day period immediately following Executive’s Separation from Service but for the preceding sentence shall be paid to Executive on the First Payment Date and the remaining payments shall be made as provided in this Agreement.

(iii) Specified Employee. Notwithstanding anything in this Agreement to the contrary, if Executive is deemed at the time of Executive’s Separation from Service to be a “specified employee” for purposes of Section 409A, to the extent delayed commencement of any portion of the benefits to which Executive is entitled under this Agreement is required in order to avoid a prohibited distribution under Section 409A, such portion of Executive’s benefits shall not be provided to Executive prior to the earlier of (i) the expiration of the six-month period measured from the date of Executive’s Separation from Service with the Company or (ii) the date of Executive’s death. Upon the first business day following the expiration of the applicable Section 409A period, all payments deferred pursuant to the preceding sentence shall be paid in a lump sum to Executive (or Executive’s estate or beneficiaries), and any remaining payments due to Executive under this Agreement shall be paid as otherwise provided herein.

(iv) Expense Reimbursements. To the extent that any reimbursements under this Agreement are subject to Section 409A, any such reimbursements payable to Executive shall be paid to Executive no later than December 31 of the year following the year in which the expense was incurred; provided, that Executive submits Executive’s reimbursement request promptly following the date the expense is incurred, the amount of expenses reimbursed in one year shall not affect the amount eligible for reimbursement in any subsequent year, other than medical expenses referred to in Section 105(b) of the Code, and Executive’s right to reimbursement under this Agreement will not be subject to liquidation or exchange for another benefit.

(v) Installments. Executive’s right to receive any installment payments under this Agreement, including without limitation any continuation salary payments that are payable on Company payroll dates, shall be treated as a right to receive a series of separate payments and, accordingly, each such installment payment shall at all times be considered a separate and distinct payment as permitted under Section 409A. Except as otherwise permitted under Section 409A, no payment hereunder shall be accelerated or deferred unless such acceleration or deferral would not result in additional tax or interest pursuant to Section 409A.

12. Executive Acknowledgement.

Executive acknowledges that Executive has read and understands this Agreement, is fully aware of its legal effect, has not acted in reliance upon any representations or promises made by the Company other than those contained in writing herein, and has entered into this Agreement freely based on Executive’s own judgment.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have executed this Agreement on the date and year first above written.

COMPANY

CYXTERA CYBERSECURITY, INC.

By:	/s/ Manuel D. Medina
Name:	Manuel D. Medina
Title:	Executive Chairman

EXECUTIVE

By:	/s/ Michael Aiello
Michael Aiello

[Signature Page to Employment Agreement]

EXHIBIT A

Separation Agreement and Release

This Separation Agreement and Release (“Agreement”) is made by and between Michael Aiello (“Executive”) and Cyxtera Cybersecurity, Inc., a Delaware corporation (the “Company”) (collectively, referred to as the “Parties” or individually referred to as a “Party”). Capitalized terms used but not defined in this Agreement shall have the meanings set forth in the Employment Agreement (as defined below).

WHEREAS, the Parties have previously entered into that certain Employment Agreement, dated as of October 7, 2019 (the “Employment Agreement”); and

WHEREAS, in connection with Executive’s termination of employment with the Company or a subsidiary or affiliate of the Company effective ________, 20__, the Parties wish to resolve any and all disputes, claims, complaints, grievances, charges, actions, petitions, and demands that Executive may have against the Company and any of the Releasees as defined below, including, but not limited to, any and all claims arising out of or in any way related to Executive’s employment with or separation from the Company or its subsidiaries or affiliates but, for the avoidance of doubt, nothing herein will be deemed to release any rights or remedies in connection with Executive’s ownership of vested equity securities of the Company or one of its affiliates or Executive’s right to indemnification by the Company or any of its affiliates pursuant to contract or applicable law (collectively, the “Retained Claims”).

NOW, THEREFORE, in consideration of the severance payments and benefits described in Section 4(b) of the Employment Agreement, which, pursuant to the Employment Agreement, are conditioned on Executive’s execution and non-revocation of this Agreement, and in consideration of the mutual promises made herein, the Company and Executive hereby agree as follows:

1. Severance Payments; Salary and Benefits. The Company agrees to provide Executive with the severance payments and benefits described in Section 4(b) of the Employment Agreement, payable at the times set forth in, and subject to the terms and conditions of, the Employment Agreement. In addition, to the extent not already paid, and subject to the terms and conditions of the Employment Agreement, the Company shall pay or provide to Executive all other payments or benefits described in Section 3(c) of the Employment Agreement, subject to and in accordance with the terms thereof.

2. Release of Claims. Executive agrees that, other than with respect to the Retained Claims, the foregoing consideration represents settlement in full of all outstanding obligations owed to Executive by the Company, any of its direct or indirect subsidiaries and affiliates (including, without limitation, BC Partners Limited and its affiliated entities), and any of their current and former officers, directors, equity holders, managers, employees, agents, investors, attorneys, shareholders, administrators, affiliates, benefit plans, plan administrators, insurers, trustees, divisions, and subsidiaries and predecessor and successor corporations and assigns (collectively, the “Releasees”). Executive, on his own behalf and on behalf of any of Executive’s affiliated companies or entities and any of their respective heirs, family members, executors, agents, and assigns, other than with respect to the Retained Claims, hereby and forever releases the Releasees from, and agrees not to sue concerning, or in any manner to institute, prosecute, or pursue, any claim, complaint, charge, duty, obligation, or cause of action relating to any matters of any kind, whether presently known or unknown, suspected or unsuspected, that Executive may possess against any of the Releasees arising from any omissions, acts, facts, or damages that have occurred up until and including the Effective Date of this Agreement (as defined in Section 7 below), including, without limitation:

(a) any and all claims relating to or arising from Executive’s employment or service relationship with the Company or any of its direct or indirect subsidiaries or affiliates and the termination of that relationship;

(b) any and all claims relating to, or arising from, Executive’s right to purchase, or actual purchase of any shares of stock or other equity interests of the Company or any of its affiliates, including, without limitation, any claims for fraud, misrepresentation, breach of fiduciary duty, breach of duty under applicable state corporate law, and securities fraud under any state or federal law;

(c) any and all claims for wrongful discharge of employment; termination in violation of public policy; discrimination; harassment; retaliation; breach of contract, both express and implied; breach of covenant of good faith and fair dealing, both express and implied; promissory estoppel; negligent or intentional infliction of emotional distress; fraud; negligent or intentional misrepresentation; negligent or intentional interference with contract or prospective economic advantage; unfair business practices; defamation; libel; slander; negligence; personal injury; assault; battery; invasion of privacy; false imprisonment; conversion; and disability benefits;

(d) any and all claims for violation of any federal, state, or municipal statute, including, but not limited to, Title VII of the Civil Rights Act of 1964; the Civil Rights Act of 1991; the Rehabilitation Act of 1973; the Americans with Disabilities Act of 1990; the Equal Pay Act; the Fair Credit Reporting Act; the Age Discrimination in Employment Act of 1967; the Older Workers Benefit Protection Act; the Employee Retirement Income Security Act of 1974; the Worker Adjustment and Retraining Notification Act; the Family and Medical Leave Act; and the Sarbanes-Oxley Act of 2002;

(e) any and all claims for violation of the federal or any state constitution;

(f)  any and all claims arising out of any other laws and regulations relating to employment or employment discrimination;

(g) any claim for any loss, cost, damage, or expense arising out of any dispute over the non-withholding or other tax treatment of any of the proceeds received by Executive as a result of this Agreement; and

(h) any and all claims for attorneys’ fees and costs.

Executive agrees that the release set forth in this section shall be and remain in effect in all respects as a complete general release as to the matters released. This release does not release claims that cannot be released as a matter of law, including, but not limited to, Executive’s right to file a charge with or participate in a charge by the Equal Employment Opportunity Commission, or any other local, state, or federal administrative body or government agency that is authorized to enforce or administer laws related to employment, against the Company (with the understanding that Executive’s release of claims herein bars Executive from recovering such monetary relief from the Company or any Releasee), claims for unemployment compensation or any state disability insurance benefits pursuant to the terms of applicable state law, claims to continued participation in certain of the Company’s group benefit plans pursuant to the terms and conditions of COBRA, claims to any benefit entitlements vested as the date of separation of Executive’s employment, pursuant to written terms of any employee benefit plan of the Company or its affiliates, Executive’s right to report possible violations of federal law or regulation to any governmental agency or entity in accordance with the whistleblower protection provisions of state or United States federal law or regulation (including the right to receive an award for information provided to any such government agencies) and Executive’s right under applicable law and any Retained Claims. This release further does not release claims for breach of Section 2(g) (Equity Compensation), 3(c) (Company Obligations upon Termination), Section 4(b) (Termination without Cause or Resignation from the Company for Good Reason), Section 4(c) (Termination Upon Death or Disability) or Section 11(k) (Indemnification; Insurance) of the Employment Agreement.

3. Acknowledgment of Waiver of Claims under ADEA. Executive understands and acknowledges that Executive is waiving and releasing any rights Executive may have under the Age Discrimination in Employment Act of 1967 (“ADEA”), and that this waiver and release is knowing and voluntary. Executive understands and agrees that this waiver and release does not apply to any rights or claims that may arise under the ADEA after the Effective Date of this Agreement. Executive understands and acknowledges that the consideration given for this waiver and release is in addition to anything of value to which Executive was already entitled. Executive further understands and acknowledges that Executive has been advised by this writing that: (a) Executive should consult with an attorney prior to executing this Agreement; (b) Executive has 21 days within which to consider this Agreement; (c) Executive has 7 days following Executive’s execution of this Agreement to revoke this Agreement pursuant to written notice to the General Counsel of the Company; (d) this Agreement shall not be effective until after the revocation period has expired; and (e) nothing in this Agreement prevents or precludes Executive from challenging or seeking a determination in good faith of the validity of this waiver under the ADEA, nor does it impose any condition precedent, penalties, or costs for doing so, unless specifically authorized by federal law. In the event Executive signs this Agreement and returns it to the Company in less than the 21 day period identified above, Executive hereby acknowledges that Executive has freely and voluntarily chosen to waive the time period allotted for considering this Agreement.

4. Severability. In the event that any provision or any portion of any provision hereof or any surviving agreement made a part hereof becomes or is declared by a court of competent jurisdiction or arbitrator to be illegal, unenforceable, or void, this Agreement shall continue in full force and effect without said provision or portion of provision.

5. No Oral Modification. This Agreement may only be amended in a writing signed by Executive and a duly authorized officer of the Company.

6. Governing Law; Dispute Resolution. This Agreement shall be subject to the provisions of Sections 11(a), 11(c) and 11(i) of the Employment Agreement.

7. Effective Date. If Executive has attained or is over the age of 40 as of the date of Executive’s termination of employment, then each Party has seven days after that Party signs this Agreement to revoke it and this Agreement will become effective on the eighth day after Executive signed this Agreement, so long as it has been signed by the Parties and has not been revoked by either Party before that date (the “Effective Date”). If Executive has not attained the age of 40 as of the date of Executive’s termination of employment, then the “Effective Date” shall be the date on which Executive signs this Agreement.

8. Voluntary Execution of Agreement. Executive understands and agrees that Executive executed this Agreement voluntarily, without any duress or undue influence on the part or behalf of the Company or any third party, with the full intent of releasing all of Executive’s claims against the Company and any of the other Releasees. Executive acknowledges that: (a) Executive has read this Agreement; (b) Executive has not relied upon any representations or statements made by the Company that are not specifically set forth in this Agreement; (c) Executive has been represented in the preparation, negotiation, and execution of this Agreement by legal counsel of his own choice or has elected not to retain legal counsel; (d) Executive understands the terms and consequences of this Agreement and of the releases it contains; and (e) Executive is fully aware of the legal and binding effect of this Agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have executed this Agreement on the respective dates set forth below.

EXECUTIVE

Dated: ___________________________
Michael Aiello

COMPANY

CYXTERA CYBERSECURITY, INC.

Dated: ___________________________	By:
Name:
Title:

EXHIBIT B

Entity	Activity
Prevaillion	Advisor
Allegis Cyber	Venture Partner
Skout Secure Intelligence	Advisor
Cordaid (non-profit)	Advisor
Trees.org (non-profit)	Volunteer

B-1